Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO Bradley T. Howes Investor Relations Officer (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS FIRST QUARTER RESULTS
Company reduces net loss on declining credit costs
First quarter 2011 net loss is 61.3% lower than the first quarter 2010
TROY, Mich. (April 26, 2011) — Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank FSB, today reported its first quarter results for 2011.
“During the first quarter of 2011, we significantly reduced our net loss from both the prior quarter and the first quarter of 2010, and experienced a fourth straight quarter of declining credit costs, while at the same time, strengthening our capital and liquidity ratios and further de-risking our balance sheet,” commented Joseph P. Campanelli, Chairman of the Board, President and CEO.
Campanelli continued, “We’ve also formally launched our commercial banking initiative, adding several key experienced and proven commercial banking executives to our leadership team during the quarter. In addition, the liquidity we have generated from sales of non-performing loans, seasonal pay-downs and reduced loan originations helps position us to fund new C&I growth while preserving our strong capital ratios.”
For the first quarter 2011, the net loss applicable to common stockholders totaled $(31.7) million, or $(0.06) per share (diluted) based on average shares outstanding of 553,555,000, as compared to a fourth quarter 2010 net loss of $(192.1) million, or $(0.74) per share (diluted) based on average shares outstanding of 259,946,000. For the first quarter 2010, net loss was $(81.9) million, or $(1.05) per share (diluted) based on average shares outstanding of 77,699,000.
Key Items for First Quarter 2011:
•	Sold $80.3 million of non-performing residential first mortgage loans in the available-for-sale category at a sale price which approximated carrying value.

•	Provision expense decreased by 87.4 percent from prior quarter, to $28.3 million (a 42.1 percent decrease, excluding $176.5 million related to the fourth quarter 2010 non-performing loan sale).

•	Asset resolution expense related to non-performing residential and commercial loans decreased by 15.7 percent from the prior quarter, to $25.3 million.

•	Core deposits increased by 10.0 percent from prior quarter, to $2.8 billion.

•	Net servicing revenue increased 39.1 percent from the prior quarter, to $39.3 million.

•	Launched the commercial banking business line, adding experienced and proven executives to solidify the management team.

Asset Quality
In the first quarter 2011, the Company sold $80.3 million of non-performing residential first mortgage loans in the available-for-sale category at a sale price which approximated carrying value.
Non-performing assets totaled $546.9 million at March 31, 2011, compared to $498.0 million at December 31, 2010, and $1.3 billion at March 31, 2010. This category of assets is comprised of non-performing loans (i.e., loans 90 days or more past due and matured loans), real estate owned and net repurchased assets, and it excludes repurchased assets that are insured primarily by the Federal Housing Administration (FHA). The $48.9 million increase in the first quarter 2011 compared to fourth quarter 2010, consisted of a $63.6 million increase in the residential non-performing assets offset by a $14.6 million decrease in commercial real estate non-performing assets.
The allowance for loan losses at March 31, 2011 remained relatively constant at $271.0 million as compared to $274.0 million at December 31, 2010, and equaled 4.7 percent of loans held-for-investment and 73.6 percent of non-performing loans held-for-investment. The allowance for loan losses at December 31, 2010 equaled 4.4 percent of loans held-for-investment and 86.1 percent of non-performing loans held-for-investment. At March 31, 2010, the allowance for loan losses was $538.0 million and equaled 7.1 percent of loans held-for-investment and 47.4 percent of non-performing loans.
“As reflected in our allowance for loan losses, the increase in residential NPA’s is consistent with our expectations, as well as seasonal experience in prior years and reflects the continuing consumer credit issues facing the financial services industry today. The commercial real estate decline is attributable to improving trends in our portfolio resulting from pay-downs and ongoing proactive workout efforts,” said Campanelli.
The Company maintains a secondary marketing reserve on its balance sheet, which reflects the estimate of probable losses that currently exist on loans that it has sold or securitized into the secondary market. The secondary marketing reserve was $79.4 million as of March 31, 2011 and December 31, 2010, and $76.0 million at March 31, 2010. For the first quarter 2011, the Company incurred a secondary marketing reserve provision expense of $22.7 million, compared to $22.3 million in the fourth quarter 2010 and $33.9 million in the first quarter 2010.
Capital
Flagstar Bank remained “well-capitalized” for regulatory purposes at March 31, 2011, with regulatory capital ratios of 9.87 percent for Tier 1 capital and 20.51 percent for total risk-based capital. The Company had an equity-to-asset ratio of 9.50 percent at March 31, 2011.
Mortgage Banking Operations
In the first quarter 2011, gain on loan sales was $50.2 million, as compared to $76.9 million for the fourth quarter 2010 and $52.6 million for the first quarter 2010. This reflects the decrease in interest rate lock commitments, a decrease in loan originations and a decline in margin. Gain on loan sale margins decreased to 0.86 percent for the first quarter 2011, as compared to 0.89 percent for the fourth quarter 2010 and 1.05 percent for the first quarter 2010.
Mortgage rate lock commitments decreased to $5.5 billion during the first quarter 2011, as compared to $8.9 billion during the fourth quarter 2010 and $6.1 billion during the first quarter 2010. Loan originations, substantially comprised of agency-eligible residential first mortgage loans, decreased to $4.9 billion in the first quarter 2011, as compared to $9.2 billion in the fourth quarter 2010, but increased from $4.3 billion in the first quarter 2010. Loan sales for the first quarter of 2011 decreased to $5.8 billion, as compared to $8.6 billion for the fourth quarter 2010, but increased in comparison to $5.0 billion for the first quarter 2010.
At March 31, 2011, loans serviced for others totaled $59.6 billion and had a weighted average servicing fee of 30.2 basis points. This was an increase from $56.0 billion at December 31, 2010, with a weighted average servicing fee of 30.8 basis points, and $48.3 billion at March 31, 2010 with a weighted average servicing fee of 33.0 basis points.

Net Interest Margin
Net interest margin for the Bank decreased to 1.68 percent for the first quarter 2011, as compared to 2.08 percent for the fourth quarter 2010, but increased 26 basis points compared to 1.42 percent for the first quarter 2010. The decrease from fourth quarter 2010 reflects a 9.7 percent decline in average interest earning assets to $9.7 billion, offset by a 4.7 percent decline in average interest bearing liabilities to $10.2 billion for the first quarter 2011.
Average interest-earning deposits, on which the Bank earns a minimal interest rate (25 basis points), increased $654.7 million to $1.6 billion in the first quarter 2011. The Bank’s increased interest-earning deposits will allow the Bank to fund its on-going strategic initiatives to increase commercial, specialty, small business, and mortgage warehouse lending.
The Bank’s deposit cost for the first quarter 2011 was 1.63 percent, an 8.4 percent decline, compared to 1.78 percent in the fourth quarter 2010, and a 28.5 percent decline compared to 2.28 percent in the first quarter 2010. The Bank reduced its deposit funding costs as higher yielding certificates of deposit matured and were replaced with lower-cost deposits. These deposits included both retail and government certificates of deposits, as to which the average rate on retail certificates of deposits declined 11.1 percent and government certificates of deposits declined 13.8 percent during the first quarter of 2011, compared to the fourth quarter 2010.
Net Interest Income
•	First quarter 2011 net interest income decreased to $39.8 million, as compared to $54.4 million during the fourth quarter 2010, but increased compared to $37.7 million during the first quarter 2010. The $14.6 million decrease from fourth quarter 2010 reflects the decline in the average balances of interest-earning assets, including loans held-for-investment, loans available-for-sale and investment securities available-for-sale, offset by an increase in interest-earning deposits.

•	Excluding the $176.5 million fourth quarter 2010 provision expense related to the non-performing loan sale, the first quarter 2011 loan loss provision expense of $28.3 million decreased $20.6 million from the fourth quarter 2010. The total provision expense for the fourth quarter 2010 was $225.4 million, which included the $176.5 million related to the non-performing sale. The first quarter 2010 provision expense was $63.6 million.
Non-interest Income
First quarter 2011 non-interest income equaled $96.3 million, as compared to $136.5 million for the fourth quarter 2010 and $72.0 million for the first quarter 2010. Non-interest income included the following components:
•	Net servicing revenue, which is the combination of net loan administration income and the related hedging effect of gain (loss) on trading securities, increased 39.1 percent to $39.3 million during first quarter 2011 as compared to $28.3 million during fourth quarter 2010. This improved performance is primarily attributable to a 7.0 percent larger portfolio of loans serviced for others, slower than expected levels of prepayments, and effective hedge performance. Hedge performance was driven in part by the steepness of the yield curve and the resulting high level of carry on hedges as well as reduced market volatility.

•	Gain on loan sales decreased $26.7 million, or 34.8 percent, to $50.2 million, compared to $76.9 million for the fourth quarter 2010, reflecting the decrease in margin for the first quarter 2011 to 0.86 percent from 0.89 percent for the fourth quarter 2010, and the 38.2 percent decline in interest rate locks on mortgage loans to $5.5 billion in the first quarter 2011 from $8.9 billion in the fourth quarter 2010. Residential mortgage loan sales were $5.8 billion for the first quarter of 2011, a 32.6 percent decline, as compared to $8.6 billion in the fourth quarter 2010.

•	Loan fees, which arise from the origination of residential mortgage loans, decreased 43.6 percent to $16.1 million for the first quarter 2011, as compared to $28.6 million for the fourth quarter 2010. The decrease in loan fees reflected the 46.7 percent decrease in originations to $4.9 billion during the first quarter 2011 as compared to $9.2 billion during the fourth quarter 2010.

•	Other fees and charges were a net expense of $(13.3) million, as compared to a net expense of $(4.7) million for the fourth quarter 2010, principally as the result of a $10.1 million increase in secondary market reserve provisions accrued for probable incurred losses on loans repurchased from the secondary market.
Non-interest Expense
Non-interest expense was $134.5 million for the first quarter 2011, as compared to $150.8 million for the fourth quarter 2010 and $123.3 million for the first quarter 2010.
•	Compensation, benefits and commissions declined 4.2 percent to $63.3 million for the first quarter 2011, primarily reflecting a decrease in commissions. The $5.1 million, or 40.5 percent, decrease in commission expense was primarily due to the 46.7 percent decrease in loan originations for the first quarter 2011, as compared to the fourth quarter 2010.

•	Asset resolution expenses, which are expenses associated with foreclosed property and repurchased assets, decreased 15.7 percent to $25.3 million, as compared to $30.0 million in the fourth quarter of 2010. The decline was principally due to improving trends in the commercial real estate portfolio.

•	Prior warrant expense of $8.7 million was reversed in the first quarter 2011. The decrease was primarily due to the quarterly valuation of the outstanding warrant liability.
Balance Sheet Composition
Total assets at March 31, 2011 were $13.0 billion, as compared to $13.6 billion at December 31, 2010 and $14.3 billion at March 31, 2010. The decrease was primarily due to the reduction in loans available-for-sale as the result of the 46.7 percent decline in loan origination volume for the first quarter 2011, as compared to the fourth quarter 2010. Warehouse loans also decreased 57.9 percent at March 31, 2011 compared to December 31, 2010, as a result of the lower loan origination volume. The increased liquidity derived from the lower origination volume was used during the quarter to repay $325.0 million of short-term FHLB advances and to fund $376.8 million of company controlled deposit outflows primarily associated with timing of payments to tax authorities on behalf of mortgage customers.
Funding Sources
The Bank’s primary sources of funds are deposits obtained through its community banking branches and its internet banking platform as well as deposits obtained from municipalities and investment banking firms. Funds are also obtained from time to time through loan repayments and sales of loans and securities in the ordinary course of business, advances from the FHLB, community banking operations, customer escrow accounts and security repurchase agreements. The Bank relies upon several of these sources at different times to address its daily and forecasted liquidity needs for operational requirements and policy levels while managing overall net interest costs. Retail deposits were $5.5 billion at March 31, 2011, $5.4 billion at December 31, 2010 and $5.5 billion at March 31, 2010.
At March 31, 2011, the Bank had a collateralized $4.2 billion line of credit with the FHLB with $3.4 billion advanced or borrowed, and $742.7 million of remaining borrowing capacity. The Bank also had $2.3 billion of liquidity in the form of cash on hand, interest-earning deposits and securities available for sale or trading.
Community Banking Operations
Flagstar Bank had 162 community banking branches at March 31, 2011, December 31, 2010 and March 31, 2010.

Earnings Conference Call
The Company’s quarterly earnings conference call will be held on Wednesday, April 27, 2011 from 11 a.m. until noon (Eastern).
Questions for discussion at the conference call may be submitted in advance by e-mail to investors@flagstar.com or asked live during the conference call.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (866) 294-1212 toll free or (702) 696-4911 and use passcode: 55599906.
Flagstar Bancorp, with $13.0 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At March 31, 2011, Flagstar operated 162 banking centers in Michigan, Indiana and Georgia and 29 home loan centers in 14 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Summary of Consolidated
Statements of Operations
Interest income	$98,405	$118,292	$126,206
Interest expense	(58,607)	(63,876)	(88,523)

Net interest income	39,798	54,416	37,683
Provision for loan losses	(28,309)	(225,375)	(63,559)

Net interest income (loss) after provision	11,489	(170,959)	(25,876)
Non-interest income
Deposit fees and charges	7,500	7,385	8,413
Loan fees and charges	16,138	28,605	16,329
Loan administration	39,336	28,269	26,150
Net loss on trading securities	(74)	(173)	(3,312)
Net (loss) gain on residuals and transferors’ interest	(2,381)	3,812	(2,682)
Net gain on loan sales	50,184	76,930	52,566
Net loss on sales of mortgage servicing rights	(112)	(2,303)	(2,213)
Net gain on sale securities available for sale	—	—	2,166
Net loss on sale of assets	(1,036)	—	—
Impairment — securities available for sale		(1,313)	(3,286)
Other fees	(13,289)	(4,749)	(22,133)

Total non-interest income	96,266	136,463	71,998
Non-interest expenses
Compensation, benefits and commissions	(63,308)	(66,011)	(61,022)
Occupancy and equipment	(16,618)	(17,614)	(16,011)
Asset resolution	(25,335)	(30,037)	(16,573)
Federal insurance premiums	(8,725)	(8,179)	(10,047)
Warrant income (expense)	827	(7,853)	(1,227)
Other taxes	(866)	481	(855)
General and administrative	(20,430)	(21,567)	(17,607)

Total non-interest expense	(134,455)	(150,780)	(123,342)

Loss before federal income taxes and preferred stock dividends	(26,700)	(185,276)	(77,220)
Provision for federal income taxes	264	2,104	—

Net loss	(26,964)	(187,380)	(77,220)
Preferred stock dividends	(4,710)	(4,690)	(4,680)

Net loss available to common stockholders	$(31,674)	$(192,070)	$(81,900)

Basic loss per share (1)	$(0.06)	$(0.74)	$(1.05)

Diluted loss per share (1)	$(0.06)	$(0.74)	$(1.05)

1)	Restated for a 1-for-10 reverse stock split announced May 27, 2010 and completed on May 28, 2010.
Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Summary of Consolidated
Statements of Operations
Net interest spread — Consolidated	1.78%	2.06%	1.40%
Net interest margin — Consolidated	1.61%	2.02%	1.29%
Net interest spread — Bank only	1.79%	2.07%	1.45%
Net interest margin — Bank only	1.68%	2.08%	1.42%
Return on average assets	(0.96)%	(5.47)%	(2.38)%
Return on average equity	(10.17)%	(59.38)%	(41.02)%
Efficiency ratio	98.8%	79.0%	112.5%
Average interest earning assets	$9,727,655	$10,773,561	$11,364,244
Average interest paying liabilities	$10,460,463	$10,960,772	$11,773,031
Average stockholder’s equity	$1,245,229	$1,293,937	$798,629
Equity/assets ratio (average for the period)	9.48%	9.20%	5.80%
Ratio of charge-offs to average loans held for investment	2.14%	5.78%	2.65%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

Summary of Consolidated	March 31,	December 31,	March 31,
Statements of Financial Condition:	2011	2010	2010
Total assets	$13,016,967	$13,643,504	$14,332,842
Securities classified as trading	160,650	160,775	893,318
Securities classified as available for sale	452,368	475,225	733,788
Loans available for sale	1,609,501	2,585,200	1,873,744
Loans held for investment	5,764,675	6,305,483	7,580,679
Allowance for loan losses	(271,000)	(274,000)	(538,000)
Mortgage servicing rights	635,122	580,299	543,447
Government insured repurchased assets	1,781,825	1,731,276	926,970
Deposits	7,748,910	7,998,099	8,145,679
FHLB advances	3,400,000	3,725,083	3,900,000
Repurchase agreements	—	—	108,000
Stockholder’s equity	1,237,022	1,259,663	1,104,764
Other Financial and Statistical Data:
Equity/assets ratio	9.50%	9.23%	7.71%
Core capital ratio (bank only)	9.87%	9.61%	9.39%
Total risk-based capital ratio (bank only)	20.51%	18.55%	17.98%
Book value per common share	$1.78	$1.83	$5.85
Shares outstanding at the period ended (000’s)	553,712	553,313	147,008
Average shares outstanding for the period ended (000’s)	553,555	161,565	77,699
Average diluted shares outstanding for the period ended (000’s)	553,555	161,565	77,699
Loans serviced for others	$59,577,239	$56,040,063	$48,264,731
Weighted average service fee (bps)	30.2	30.8	33.0
Value of mortgage servicing rights	1.07%	1.04%	1.12%
Allowance for loan losses to non-performing loans held for investment (1)	73.6%	86.1%	47.4%
Allowance for loan losses to loans held for investment (1)	4.70%	4.35%	7.10%
Non-performing assets to total assets (bank only)	4.26%	4.35%	9.30%
Number of bank branches	162	162	162
Number of loan origination centers	29	27	23
Number of employees (excluding loan officers and account executives)	3,030	3,001	2,927
Number of loan officers and account executives	306	278	314

1)	Bank only and does not include non-performing loans available for sale
Loan Originations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31,		December 31,		March 31,
Loan type	2011		2010		2010
Residential mortgage loans	$4,856,384	99.4%	$9,164,615	99.9%	$4,330,388	99.8%
Consumer loans	1,127	—	1,022	—	621	—
Commercial loans	30,337	0.6	12,440	0.1	6,202	0.2

Total loan originations	$4,887,848	100.0%	$9,178,077	100.0%	$4,337,211	100.0%

Loans Held for Investment
(Dollars in thousands)
(Unaudited)

	March 31,		December 31,		March 31,
Description	2011		2010		2010
First mortgage residential loans	$3,751,772	65.1%	$3,784,700	60.1%	$4,803,425	63.4%
Second mortgage residential loans	165,161	2.8	174,789	2.8	210,208	2.8
Construction loans	3,246	0.1	8,012	0.1	15,544	0.2
Warehouse lending	303,785	5.3	720,770	11.4	576,719	7.6
Commercial real estate loans	1,170,198	20.3	1,250,301	19.8	1,555,163	20.5
Commercial lease financing	25,138	0.4	—	—	—	—
Non-real estate commercial	9,326	0.2	8,875	0.1	11,878	0.1
Consumer loans	336,049	5.8	358,036	5.7	407,742	5.4

Total loans held for investment	$5,764,675	100.0%	$6,305,483	100.0%	$7,580,679	100.0%

Composition of Mortgage Loans Held for Investment
(In thousands)
(Unaudited)

	March 31, 2011		December 31, 2010
	Portfolio Balance (1)	Allowance (1)	Portfolio Balance (1)	Allowance (1)
Performing modified (TDR)	$562,570	$45,309	$576,594	$46,857
Performing and not delinquent within last 36 months	2,326,486	29,798	2,084,578	27,700
Performing with government insurance	127,953	—	122,677	—
Other performing	631,833	29,886	987,975	43,462
Non-performing — 90+ day delinquent	146,951	38,986	76,572	19,786
Non-performing with government insurance	66,460	1,513	56,587	1,915
30 day and 60 day delinquent	57,926	4,642	62,518	4,866

Total	$3,920,179	$150,134	$3,967,501	$144,586

1)	Includes first mortgage, construction and second mortgage loans
Composition of Commercial Loans Held for Investment
(In thousands)
(Unaudited)

	March 31, 2011		December 31, 2010
	Portfolio Balance (1)	Allowance (1)	Portfolio Balance (1)	Allowance (1)
Performing — not impaired	$893,670	$33,766	$933,557	$31,291
Special mention — not impaired	97,624	7,316	85,103	5,907
Impaired	5,649	957	73,631	17,181
Non-performing — not impaired	63,915	15,834	6,485	752
Non-performing	143,804	36,429	160,400	39,847

Total	$1,204,662	$94,302	$1,259,176	$94,978

1)	Includes commercial real estate, commercial non-real estate and lease financing loans.
Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Beginning balance	$(274,000)	$(474,000)	$(524,000)
Provision for losses	(28,309)	(48,914)	(63,559)
Provision for losses — NPL sale	—	(176,461)	—

Total provision for losses	(28,309)	(225,375)	(63,559)
Charge offs, net of recoveries
First mortgage loans	2,138	31,614	29,021
First mortgage loans — NPL sale	—	327,295	—
Second mortgage loans	4,920	5,454	6,429
Commercial real estate loans	18,608	55,833	8,108
Construction loans	—	81	20
Warehouse loans	(5)	182	472
Consumer loans:
HELOC loans	4,577	4,185	4,523
Other consumer loans	600	340	332
Other	471	391	654

Charge-offs, net of recoveries	31,309	425,375	49,559

Ending balance	$(271,000)	$(274,000)	$(538,000)

Composition of Allowance for Loan Losses
As of March 31, 2011
(In thousands)
(Unaudited)

Description	General Reserves	Specific Reserves	Total
First mortgage loans	$118,112	$8,829	$126,941
Second mortgage loans	21,523	572	22,095
Commercial real estate loans	42,435	49,969	92,404
Construction loans	551	288	839
Warehouse lending	1,040	976	2,016
Consumer loans:
HELOC loans	16,889	—	16,889
Other consumer loans	2,479	—	2,479
Commercial lease financing	251	—	251
Non-real estate commercial	1,051	596	1,647
Other and unallocated	5,439	—	5,439

Total allowance for loan losses	$209,770	$61,230	$271,000

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,	March 31,
	2011	2010	2010
Non-performing loans held for investment	$368,152	$318,416	$1,136,205
Real estate owned	146,372	151,085	167,265
Net repurchased assets/non-performing assets	32,402	28,472	29,189

Non-performing assets (1)	546,926	497,973	1,332,659

Non-performing loans available for sale	6,598	94,889	—

Non-performing assets including loans available for sale	$553,524	$592,862	$1,332,659

Non-performing loans held for investment as a percentage of loans held for investment (1)	6.39%	5.05%	14.99%
Non-performing assets as a percentage of total assets	4.26%	4.35%	9.30%

1)	Does not include non-performing loans available for sale
Asset Quality — Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	March 31, 2011		December 31, 2010		March 31, 2010
		% of		% of		% of
Days delinquent	Balance	Total	Balance	Total	Balance	Total
30	$94,132	1.6%	$133,449	2.1%	$178,830	2.4%
60	56,037	1.0	53,745	0.9	95,258	1.3
90+ and matured delinquent	368,152	6.4	318,416	5.0	1,136,205	14.9

Total	$518,321	9.0%	$505,610	8.0%	1,410,293	18.6%

Loans held for investment	$5,764,675		$6,305,483		$7,580,679

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2011		December 31, 2010		March 31, 2010
Description	(000’s)	bps	(000’s)	bps	(000’s)	bps

Valuation gain (loss):
Value of interest rate locks	$(616)	(1)	$(36,144)	(42)	$3,024	6
Value of forward sales	(40,361)	(69)	54,937	64	(20,055)	(40)
Fair value of loans available for sale	44,322	76	37,099	43	59,077	118
LOCOM adjustments on loans held for investment	(30)	—	248	—	(88)	—

Total valuation gains	3,315	6	56,140	65	41,958	84
Sales gains (losses):
Marketing gains, net of adjustments	751	1	26,748	32	27,815	55
Pair-off gains (losses)	48,458	83	5,998	7	(10,064)	(20)
Provisions for secondary marketing reserve	(2,339)	(4)	(11,956)	(14)	(7,143)	(14)

Total sales gains	46,870	80	20,790	24	10,608	21

Total gain on loan sales and securitizations	$50,185	86	$76,930	89	$52,566	105

Total loan sales and securitizations	$5,829,508		$8,612,997		$5,014,748

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2011		December 31, 2010		March 31, 2010
	Average	Annualized	Average	Annualized	Average	Annualized
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate

Interest-Earning Assets:
Loans available for sale	$1,683,814	4.44%	$2,408,275	4.39%	$1,521,640	4.98%
Loans held for investment:
Mortgage loans	3,935,068	4.67	4,276,034	4.57	5,115,419	4.79
Commercial loans	1,562,079	5.02	2,149,127	5.11	1,956,926	4.89
Consumer loans	347,019	6.05	364,926	6.13	415,930	5.97

Loans held for investment	5,844,166	4.84	6,790,087	4.84	7,488,275	4.88
Securities classified as available for sale or trading	629,444	5.15	659,650	5.28	1,137,521	5.43
Interest-earning deposits and other	1,570,231	0.25	915,549	0.24	1,216,808	0.21

Total interest-earning assets	9,727,655	4.05	10,773,561	4.37	11,364,244	4.45
Other assets	3,410,758		3,284,523		2,397,983

Total assets	$13,138,413		$14,058,084		$13,762,227

Interest-Bearing Liabilities:
Demand deposits	$398,360	0.39%	$391,972	0.42%	$370,016	0.56%
Savings deposits	1,075,253	0.90	918,289	0.96	688,978	0.84
Money market deposits	555,983	0.78	554,803	0.88	581,848	0.89
Certificate of deposits	3,185,614	1.93	3,314,286	2.17	3,390,755	2.96

Total retail deposits	5,215,210	1.48	5,179,350	1.68	5,031,597	2.26
Demand deposits	77,747	0.54	161,056	0.28	291,901	0.38
Savings deposits	357,122	0.65	313,394	0.65	77,233	0.48
Certificate of deposits	251,646	0.69	274,820	0.80	273,685	0.76

Total government deposits	686,515	0.65	749,270	0.63	642,819	0.55
Wholesale deposits	841,073	3.34	987,189	3.15	1,790,434	2.95

Total deposits	6,742,798	1.63	6,915,809	1.78	7,464,850	2.28
FHLB Advances	3,469,055	3.50	3,796,353	3.26	3,900,000	4.35
Security repurchase agreements	—	—	—	—	108,000	4.33
Other	248,610	2.62	248,610	2.64	300,182	4.99

Total interest-bearing liabilities	10,460,463	2.27	10,960,772	2.31	11,773,032	3.05
Other liabilities	1,432,721		1,803,375		1,190,566
Stockholder’s equity	1,245,229		1,293,937		798,629

Total liabilities and stockholder’s equity	$13,138,413		$14,058,084		$13,762,227